Exhibit 99.1

Fellow Shareholders,	February 12, 2026
We delivered excellent results in 2025, driven by consistent execution and the differentiation of our leading TV streaming platform. By expanding our Platform monetization over the last two years, we’ve unlocked new growth engines and achieved record-breaking financial performance. In 2025, we achieved positive net income, expanded Adjusted EBITDA margin by 255 basis points, and reported record Free Cash Flow (TTM), all while continuing to invest in our platform for long term growth. We repurchased a total of $150 million of shares under our $400 million stock repurchase program, reinforcing our commitment to growing Free Cash Flow per share. Looking ahead to 2026 and beyond, we are confident in our ability to sustain double-digit Platform revenue growth while continuing to expand both operating and net income margins.
Full Year 2025 Key Results
•Total net revenue was $4.737 billion, up 15% year over year (YoY)
•Platform revenue was $4.145 billion, up 18% YoY
•Gross profit was $2.074 billion, up 15% YoY
•Streaming Hours were 145.6 billion, up 15% YoY
•The Roku Channel was the #2 app on our platform by engagement in the U.S.

Summary Financials ($ in millions)	Q4 24	Q1 25	Q2 25	Q3 25	Q4 25	YoY %
*Platform revenue	$1,035.3	$880.8	$975.5	$1,064.6	$1,224.0	18%
Devices revenue	165.7	139.9	135.6	146.0	170.9	3%
Total net revenue	1,201.0	1,020.7	1,111.0	1,210.6	1,394.9	16%
Platform gross profit	559.9	464.3	497.7	547.8	646.7	15%
Devices gross profit (loss)	(47.4)	(19.3)	0.0	(22.9)	(39.9)	16%
Total gross profit	512.6	445.0	497.7	524.9	606.8	18%
Platform gross margin %	54.1%	52.7%	51.0%	51.5%	52.8%	(1.2)	pts
Devices gross margin %	(28.6)%	(13.8)%	0.0%	(15.7)%	(23.3)%	5.3	pts
Total gross margin %	42.7%	43.6%	44.8%	43.4%	43.5%	0.8	pts
Research and development	185.4	184.6	178.0	182.2	184.6	0%
Sales and marketing	271.9	223.7	243.3	242.1	255.3	(6)%
General and administrative	94.4	94.5	99.7	91.1	100.9	7%
Total operating expenses	551.7	502.8	521.0	515.4	540.8	(2)%
Income (loss) from operations	(39.1)	(57.7)	(23.3)	9.5	66.0	nm
Net income (loss)	(35.5)	(27.4)	10.5	24.8	80.5	nm
*Adjusted EBITDA A	77.5	56.0	78.2	116.9	169.4	119%
Adjusted EBITDA margin %	6.5%	5.5%	7.0%	9.7%	12.1%	5.7	pts
Cash flow from operations (TTM)	218.0	310.1	396.4	455.4	483.7	122%
*Free cash flow (TTM) A	203.2	298.4	392.0	443.0	483.6	138%

Outlook ($ in millions)	Q1 2026E	FY 2026E	A Refer to reconciliations at the end of this Letter.
Total net revenue	$1,200	$5,500
B Reconciling items between net income and non-GAAP Adjusted EBITDA consist of: stock-based compensation of approx. $85M for Q1 and $325M for 2026, depreciation and amortization of approx. $20M for Q1 and $65M for 2026, and other income of approx. $25M for Q1 and $80M for 2026.

Total gross profit	$530	$2,435
Net income	$50	$325
Adjusted EBITDA B	$130	$635
* Key Performance Metric (KPM)

Roku Q4 and Full Year 2025 Shareholder Letter

Platform
Our Platform segment delivered strong performance in 2025. In Q4, we grew Platform revenue 18% YoY to $1.224 billion, with gross margin of 52.8%. For the full year, we grew Platform revenue 18% YoY to $4.145 billion, driven by continued strength in video advertising and streaming services distribution activities, with gross margin of 52.0%.

The Roku Experience, anchored by our Home Screen, encompasses the full suite of features designed to engage viewers and simplify content discovery through the power of AI and our first-party data. This year, we will launch Home Screen enhancements to further elevate the streaming experience, driving both deeper engagement and increased Platform monetization.

Advertising Activities
Our differentiated ad offering is built on our significant scale and first-party data, with more than 90 million logged-in Streaming Households globally, as well as our innovative ad formats and open and interoperable CTV ad platform. Roku is the #1 TV streaming platform by hours streamed in the U.S., Canada, and Mexico1, and our significant viewer engagement generates robust ad supply. According to Nielsen’s The GaugeTM report, The Roku Channel is the #2 free, ad-supported streaming app (second only to YouTube) and the #5 streaming app overall in the U.S. In December 2025, The Roku Channel hit an all-time high, representing 6.3% of all TV streaming, up from 4.6% a year ago2. The share of Roku video impressions executed programmatically continues to increase, and as we further expand our programmatic capabilities, we expect to drive higher fill rates and improved monetization.

In 2025, video advertising on our platform grew faster YoY than the U.S. OTT and broader digital ad markets3. We announced enhanced partner integrations, along with ad launches in our international markets, as we increasingly focus on monetization outside the U.S. We expanded our partnership with FreeWheel to activate Roku inventory via the FreeWheel Streaming Hub, improving demand signals and transparency. We also broadened our measurement partnership with Nielsen to integrate Roku data into Nielsen’s advanced measurement solutions. Additionally, we launched the Roku Ads API, a fully open, self-serve developer platform that enables advertisers to integrate with Roku Ads Manager. Internationally, we partnered with Warner Bros. Discovery to scale ad demand in Mexico. In Brazil, we expanded our Live TV Guide to 30 FAST channels before launching our ad platform in partnership with Mercado Ads.

Throughout the year, we deepened integrations with leading demand-side platforms including Wurl, Yahoo, The Trade Desk, and Amazon DSP to further diversify our demand sources. We also scaled our measurement and performance capabilities through partnerships with INCRMNTAL, iSpot, and AppsFlyer. To empower our partners, we launched the Roku Data Cloud, enabling them to seamlessly analyze and leverage our proprietary TV data to drive measurable results.

Finally, we continue to scale Roku Ads Manager, our robust self-serve platform for small and medium-sized businesses (SMBs) and performance advertisers. With platform partnerships such as Spaceback and the availability of low-cost generative AI video tools, creating high-quality assets for TV has never been more accessible. Our objective is to minimize friction for SMBs while diversifying Roku demand. Today, with
1 Dec 2025, Hypothesis Group
2 Nielsen The GaugeTM, December 2025 and December 2024
3 4Q25 SMI (Standard Media Index) data; OTT: over the top

Roku Q4 and Full Year 2025 Shareholder Letter

approved creative, an advertiser can move their performance-driven campaigns from “create campaign” to “publish” in under five minutes.

Roku Ads Manager
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STEP 1

Create your account.

STEP 2

Choose your objective and target audience.

STEP 3

Upload your creative for approval.

STEP 4

Launch your campaign and measure results.

Just minutes from “create campaign” to “publish” on Roku Ads Manager

For example, LolaVie, Jennifer Aniston’s haircare brand, selected Roku as its CTV partner for its first TV ad campaign to expand reach, drive web traffic, and increase retail sales at Ulta Beauty. By leveraging Roku Ads Manager, the brand executed its “Hair People” campaign, contributing to a 40% lift in sales and a 53% YoY increase in new customers as part of its overall marketing strategy.

In 2025, we enhanced our comprehensive advertising solutions to provide partners with greater flexibility in how they buy Roku Media, whether via direct insertion order (IO), a preferred DSP partner, or our self-serve platform. This versatility allows us to serve the full spectrum of advertisers from global enterprises to digital growth marketers. Looking ahead, we remain committed to building the industry’s most open and performant CTV ad platform. We will continue to deepen integrations while launching innovative ad products that leverage the unique power of our Home Screen. Furthermore, we are investing in Roku Ads Manager to capture a vast opportunity, with SMBs estimated to spend more than $600 billion4 on advertising. We expect SMBs to follow the trend of enterprises shifting budgets to CTV, to combine the visual impact of television with the performance of digital. With video production costs declining, our market-leading engagement expanding, and the ability to launch a campaign in minutes, Roku Ads Manager is uniquely positioned to lead this transition.

Streaming Services Distribution Activities
Streaming services distribution activities in Q4 were driven primarily by Premium Subscriptions and our acquisition of Frndly TV®. Throughout 2025, we worked to improve content discovery by upleveling subscriptions in features such as the Content Row, Live TV, and Sports, and now the Roku Experience drives more than half of all subscription sign-ups.

Q4 marked our biggest quarter ever for Premium Subscriptions net adds, benefiting from holiday promotions and our improvements to the Roku Experience. In October, we expanded Premium Subscriptions to Mexico, initially launching with nine leading SVOD partners. We have since grown the offering to 13 partners, with additional launches planned this year. Looking to 2026, building on the successful addition of HBO Max to Premium Subscriptions, we expect to add more tier-one partners. Additionally, we plan to add more great entertainment to Howdy™, the owned-and-operated SVOD service we launched in 2025, and take it to more streaming platforms. We also expect to roll out bundles in Premium Subscriptions this year. In Mexico, we anticipate the FIFA World Cup 2026™ to be a driver of Premium Subscriptions, and we will continue expanding into additional international markets.

Our Sports Experience remains a top content discovery feature, driving viewer engagement and monetization across both ads and subscriptions. Building on enhancements made throughout 2025, such as live scores and game reminders, we integrated YouTube TV into the Sports Experience in Q4. This addition expanded our
4 2025 Small Business Advertising Trends Report By Intuit SMB MediaLabs

Roku Q4 and Full Year 2025 Shareholder Letter

growing roster of partners, which includes DAZN Live Sports, FOX One, Paramount+, Peacock, Spectrum TV, and Xfinity Stream, giving viewers streamlined access to their favorite games, highlights, and scores across top leagues. In Q4, subscription sign-ups driven by Roku’s Sports discovery features5 increased nearly 75% YoY. We launched the Sports Experience in Mexico in Q4 and followed with a launch in Brazil in January. We are already engaging sports fans around the Milan Cortina 2026 Olympic Winter Games and look forward to the FIFA World Cup 2026™ this summer.
The NBC Winter Olympics Experience on the Roku platform

Devices
Devices revenue was $171 million in Q4, up 3% YoY, and $592 million for the full year, flat YoY. Q4 Devices revenue and gross profit were slightly above our outlook, due to sales of both players and Roku-made TVs. As a result, Q4 Devices gross margin was (23)%, and full year Devices gross margin was (14)%.

During Q4, we launched Hiro™, a new Roku-made TV (designed, made, and sold by Roku) that enables us to offer consumers the Roku TV OS at a new, more accessible price. This launch expands our Roku TV program, which includes a broad mix of brands, feature sets, and price points. Hiro Roku TVs are available exclusively at Target, further diversifying our retail distribution. Earlier in 2025, we introduced a refreshed lineup of our Pro, Plus, and Select Series Roku-made TVs featuring enhanced picture and sound quality. We also launched a new form factor, with the Aurzen Roku TV Smart Projector D1R Cube and the Vankyo Roku TV Smart Projector. In addition, we launched two new streaming players, the Roku® Streaming Stick® and Roku Streaming Stick Plus, designed for portability and power-efficiency. These players are 35% smaller than other brands and powered directly by the TV (no separate power adaptor needed).

Outside the U.S., we brought the Roku Streaming Stick and Roku Streaming Stick Plus to Canada, Mexico, Brazil, and our other markets in Latin America. We also introduced Roku-made TVs to Canada, available exclusively at Best Buy, including QLED 4K models ranging from 50” to 75”, as well as smaller 4K and HD sizes, all featuring a premium design and our easy-to-use interface. Throughout 2025, we continued to deepen the availability of Roku TV models in key markets, announcing new partner Roku TV models with Hyundai in
5 Sports discovery includes all ways viewers can find sports across the Roku platform, including the Sports Experience, the Content Row, Search results, and promotions such as NFL Zone in our Home Screen Menu.

Roku Q4 and Full Year 2025 Shareholder Letter

Mexico, Colombia, and Peru; Noblex in Argentina; Finlandek in Colombia; and Vitado in the U.K. Globally, we work with 45 TV OEM brands across 17 countries.

Looking to 2026, we are committed to growing our scale and strengthening our market leadership through our diversified device strategy of streaming players, Roku TV models, Roku-made TVs, and Roku TV smart projectors. We are growing our partnerships with TV OEMs and have expanded licensing agreements with many of our largest and long-term Roku TV partners. We continue to expand our retail distribution and remain an important part of retailers’ TV assortment because consumers love Roku.

Driven by our powerful brand and strategic partnerships with OEMs and retail distributors, we expect to continue growing Streaming Households in all our locations. We remain on track to achieve a significant milestone of 100 million Streaming Households globally in 2026.

Outlook
Before providing outlook, we want to take a moment to reflect on our execution over the past several years.

In 2023, our priority was to right-size our cost structure and reach Adjusted EBITDA breakeven by 2024. We achieved that goal a full year ahead of schedule. This early progress positioned us in 2024 to reinvest in our key Platform monetization initiatives, including third-party demand integration, subscriptions, and our Home Screen. Importantly, we increased investment in these strategic areas while continuing to moderate overall operating expense (OpEx) growth. These investments are now beginning to inflect and contributed meaningfully to Platform revenue growth in 2025.

On the profitability front, we previously set a goal to achieve positive operating income in 2026. We reached that milestone in the second half of 2025 and were nearly breakeven for the full year. Net income was positive for the year, Adjusted EBITDA margin expanded by 255 basis points, and stock-based compensation declined YoY.

In addition, we announced a $400 million stock repurchase program in the third quarter and have already repurchased approximately $150 million. Combined with the net share settlement program we implemented in 2023, we see a clear path to fully offset dilution in 2026. Together, these actions reflect our continued focus on disciplined capital allocation and align with our north star of maximizing Free Cash Flow per share.

For Q1, we anticipate Platform revenue growing more than 21% YoY and Devices revenue down mid-single digits YoY. We expect this to result in Total net revenue of $1.200 billion, up roughly 18% YoY, with Total gross profit of $530 million and Adjusted EBITDA of $130 million.

For full year 2026, we anticipate Platform revenue to grow 18% YoY to $4.890 billion, with gross margin between 51% to 52%. We expect Devices revenue to grow low-single digits YoY to $610 million, with gross margin in the negative mid-teens, roughly in line with 2025. We expect Total net revenue of $5.500 billion, Total gross profit of $2.435 billion, and Adjusted EBITDA of $635 million – resulting in an Adjusted EBITDA margin improvement of 267 basis points. We are maintaining our focus on operational discipline, while continuing to invest in Platform growth. For OpEx, we expect it to be more heavily weighted in the second half of the year due to shifting retail distribution spend, but we still anticipate mid-single-digit YoY growth for the full year. We are executing against our strategy and enter 2026 well-positioned to drive sustained double-digit Platform growth and improving profitability.

Happy Streaming™!

Anthony Wood, Founder and CEO, and Dan Jedda, CFO and COO

Conference Call Webcast – February 12, 2026, at 2 p.m. PT
The Company will host a webcast of its conference call to discuss the Q4 2025 results at 2 p.m. Pacific Time / 5 p.m. Eastern Time on February 12, 2026. Participants may access the live webcast in listen-only mode on the Roku investor relations website at www.roku.com/investor. An archived webcast of the conference call will also be available at www.roku.com/investor after the call.

Roku Q4 and Full Year 2025 Shareholder Letter

About Roku, Inc.
Roku pioneered streaming on TV. We connect users to the content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku-made TVs, Roku TV™ models, Roku streaming players, and TV-related audio devices are available in various countries around the world through direct retail sales and/or licensing arrangements with TV OEM brands. Roku Smart Home products are sold exclusively in the United States. Roku also operates The Roku Channel, the home of free and premium entertainment with exclusive access to Roku Originals, and the #2 app on our platform in the U.S. by streaming hours. The Roku Channel is available in the United States, Canada, Mexico, and the United Kingdom. Roku is headquartered in San Jose, Calif., U.S.A.

ROKU, ROKU TV, the Roku logo, STREAMING STICK, HIRO, HOWDY, FRNDLY TV, “HAPPY STREAMING” and other trade names, trademarks or service marks of Roku appearing in this shareholder letter are the property of Roku or its affiliates. Trade names, trademarks and service marks of other companies appearing in this shareholder letter are the property of their respective holders.

Investor Relations Conrad Grodd cgrodd@roku.com	Media Kelli Raftery kraftery@roku.com

Roku Q4 and Full Year 2025 Shareholder Letter

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA and Free Cash Flow (FCF). In order for our investors to be better able to compare our current results with those of previous periods, we have included a reconciliation of GAAP to non-GAAP financial measures in the tables at the end of this letter. The Adjusted EBITDA reconciliation excludes total other income, net, stock-based compensation expense, depreciation and amortization, restructuring charges, and income tax (benefit) expense from the net income (loss) of the period, and the FCF reconciliation excludes capital expenditures and effects of exchange rates from the cash flow from operations of the period, in each case where applicable. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and should not be considered in isolation or as a substitute for our GAAP financial information.

Forward-Looking Statements
This shareholder letter contains “forward-looking” statements within the meaning of the federal securities laws. Statements contained herein that are not historical facts are considered forward-looking statements and can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “may,” "plan,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Such forward-looking statements are based on our current beliefs, assumptions and information available to us and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements. These statements include those related to the growth of our scale; our ability to leverage the Roku Experience and related product launches to drive growth; our focus on enhancing our subscription capabilities and our expectations regarding increased Premium Subscriptions and international expansion; the growth and performance of The Roku Channel; our innovation efforts; our initiatives to grow and sustain Platform revenue, Adjusted EBITDA, and Free Cash Flow, including through our stock repurchase program; our expected timing of Home Screen enhancements and their impact; our ability to expand our performance and measurement capabilities through strategic partnerships and innovative products; our ability to achieve a milestone of 100 million Streaming Households globally in 2026; our advertising initiatives, including Roku Ads Manager and the deepening of our integrations with third-party DSPs; our expectations regarding the growth in the portion of video impressions executed programmatically; our confidence in our strategy and long-term growth; our expectations regarding our diversified device strategy; our plans to expand and diversify distribution for our devices and grow partnerships with TV OEMs; our focus on our strategic priorities and initiatives; our financial outlook for the first quarter of 2026 and full year 2026 and our qualitative color on our business in 2026 and beyond; the impact of our monetization initiatives, including our path to improving profitability; our dilution offset initiatives; and our overall business trajectory. Important risks and factors related to such statements are contained in the reports we have filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Except as required by law, we assume no obligation to update these forward-looking statements as the result of new information, future events or otherwise.

Roku Q4 and Full Year 2025 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Net revenue:
Platform	$1,223,954	$1,035,333	$4,144,886	$3,522,776
Devices	170,949	165,714	592,365	590,122
Total net revenue	1,394,903	1,201,047	4,737,251	4,112,898
Cost of revenue:
Platform (1)	577,272	475,400	1,988,442	1,636,816
Devices (1)	210,809	213,068	674,385	670,437
Total cost of revenue	788,081	688,468	2,662,827	2,307,253
Gross profit (loss):
Platform	646,682	559,933	2,156,444	1,885,960
Devices	(39,860)	(47,354)	(82,020)	(80,315)
Total gross profit	606,822	512,579	2,074,424	1,805,645
Operating expenses:
Research and development (1)	184,646	185,407	729,477	720,145
Sales and marketing (1)	255,329	271,885	964,355	932,712
General and administrative (1)	100,874	94,412	386,216	370,955
Total operating expenses	540,849	551,704	2,080,048	2,023,812
Income (loss) from operations	65,973	(39,125)	(5,624)	(218,167)
Other income, net:
Interest expense	(558)	(666)	(1,906)	(411)
Other income, net	26,294	13,920	101,428	98,620
Total other income, net	25,736	13,254	99,522	98,209
Income (loss) before income taxes	91,709	(25,871)	93,898	(119,958)
Income tax expense	11,232	9,677	5,537	9,428
Net income (loss)	$80,477	$(35,548)	$88,361	$(129,386)

Net income (loss) per share — basic	$0.54	$(0.24)	$0.60	$(0.89)
Net income (loss) per share — diluted	$0.53	$(0.24)	$0.59	$(0.89)

Weighted-average common shares outstanding — basic	148,041	145,554	147,154	144,630
Weighted-average common shares outstanding — diluted	152,290	145,554	150,912	144,630

(1) Stock-based compensation was allocated as follows:
Cost of revenue, platform	$246	$393	$1,218	$1,455
Cost of revenue, devices	87	172	270	1,373
Research and development	33,500	37,216	136,815	146,673
Sales and marketing	30,189	37,203	127,382	137,556
General and administrative	21,982	26,554	88,484	97,605
Total stock-based compensation	$86,004	$101,538	$354,169	$384,662

Roku Q4 and Full Year 2025 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS, CONTINUED
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
(1) Stock-based compensation was allocated as follows:
Cost of revenue, platform	$246	$393	$1,218	$1,455
Cost of revenue, devices	87	172	270	1,373
Research and development	33,500	37,216	136,815	146,673
Sales and marketing	30,189	37,203	127,382	137,556
General and administrative	21,982	26,554	88,484	97,605
Total stock-based compensation	$86,004	$101,538	$354,169	$384,662

Roku Q4 and Full Year 2025 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value data)
(unaudited)

	As of December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$1,587,068	$2,160,236
Short-term investments	730,213	—
Accounts receivable, net of allowances of $80,448 and $72,657 as of December 31, 2025 and 2024, respectively	879,871	812,510
Inventories	114,642	158,271
Prepaid expenses and other current assets	89,716	103,146
Total current assets	3,401,510	3,234,163
Property and equipment, net	173,577	213,690
Operating lease right-of-use assets	260,341	304,505
Content assets, net	167,908	237,321
Intangible assets, net	50,207	27,501
Goodwill	309,406	161,519
Other non-current assets	70,534	125,234
Total Assets	$4,433,483	$4,303,933
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$158,640	$273,985
Accrued liabilities	957,983	852,799
Deferred revenue, current portion	120,912	105,718
Total current liabilities	1,237,535	1,232,502
Deferred revenue, non-current portion	28,848	25,050
Operating lease liability, non-current portion	435,899	512,706
Other long-term liabilities	73,256	40,938
Total Liabilities	1,775,538	1,811,196
Stockholders’ Equity:
Common stock, $0.0001 par value	15	15
Additional paid-in capital	4,145,485	3,921,432
Accumulated other comprehensive income (loss)	1,039	(1,737)
Accumulated deficit	(1,488,594)	(1,426,973)
Total stockholders’ equity	2,657,945	2,492,737
Total Liabilities and Stockholders’ Equity	$4,433,483	$4,303,933

Roku Q4 and Full Year 2025 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Years Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$88,361	$(129,386)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	68,904	62,714
Stock-based compensation expense	354,169	384,662
Amortization of right-of-use assets	48,465	47,371
Amortization and write-off of content assets	223,230	229,340
Foreign currency remeasurement losses	1,117	6,447
Change in fair value of strategic investment in convertible promissory notes	(2,940)	(1,409)
Change in fair value of contingent consideration	2,301	—
Impairment of assets	2,870	29,118
Provision for credit losses	2,439	790
Other items, net	1,493	(2,845)
Changes in operating assets and liabilities:
Accounts receivable	(63,464)	1,893
Inventories	43,629	(66,142)
Prepaid expenses and other current assets	2,249	(11,299)
Content assets and liabilities, net	(184,457)	(193,046)
Other non-current assets	7,990	(11,769)
Accounts payable	(122,503)	(110,678)
Accrued liabilities	87,621	38,385
Operating lease liabilities	(80,493)	(63,835)
Other long-term liabilities	7,724	3,695
Deferred revenue	(4,987)	4,039
Net cash provided by operating activities	483,718	218,045
Cash flows from investing activities:
Purchases of property and equipment	(5,280)	(5,061)
Purchase of business, net of cash acquired	(95,090)	—
Purchases of short-term investments	(725,000)	—
Purchases of strategic investments	(7,000)	(20,000)
Repayments of convertible promissory notes	50,000	—
Net cash used in investing activities	(782,370)	(25,061)
Cash flows from financing activities:
Issuance costs related to credit agreement	—	(2,227)
Proceeds from equity issued under incentive plans	34,734	9,380
Taxes paid related to net share settlement of equity awards	(164,850)	(96,356)
Repurchases of common stock	(149,982)	—
Net cash used in financing activities	(280,098)	(89,203)
Net (decrease) increase in cash, cash equivalents and restricted cash	(578,750)	103,781
Effect of exchange rate changes on cash, cash equivalents and restricted cash	5,179	(9,746)
Cash, cash equivalents and restricted cash — beginning of period	2,160,639	2,066,604
Cash, cash equivalents and restricted cash — end of period	$1,587,068	$2,160,639

Roku Q4 and Full Year 2025 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
(in thousands)
(unaudited)

	Years Ended December 31,
	2025	2024
Cash, cash equivalents and restricted cash at end of period:
Cash and cash equivalents	1,587,068	2,160,236
Restricted cash, current	—	403
Cash, cash equivalents and restricted cash — end of period	$1,587,068	$2,160,639
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,055	$460
Income taxes paid (net of refunds)[1]:
Federal	$1,831
State and local	5,726
Foreign	6,133
Total	$13,690
Cash paid during the period for income taxes (prior to ASU 2023-09)		$19,406
Supplemental disclosures of non-cash investing and financing activities:
Non-cash contingent consideration for business combination	$65,815	$—
Unpaid portion of property and equipment purchases	$830	$122
1 Individual jurisdictions equaling 5% or more of total income taxes paid (net of refunds) for the year ended December 31, 2025 include federal at $1.8 million, New Jersey at $1.8 million, India at $1.7 million, United Kingdom at $1.1 million, Taiwan at $0.8 million, and Illinois at $0.7 million.

Roku Q4 and Full Year 2025 Shareholder Letter

NON-GAAP INFORMATION
(in thousands)
(unaudited)

Reconciliation of Net Income (Loss) to Adjusted EBITDA:

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Net income (loss)	$80,477	$(35,548)	$88,361	$(129,386)
Total other income, net	(25,736)	(13,254)	(99,522)	(98,209)
Stock-based compensation	86,004	101,538	354,169	384,662
Depreciation and amortization	17,390	15,085	68,904	62,714
Restructuring charges (1)	—	—	3,064	30,999
Income tax expense	11,232	9,677	5,537	9,428
Adjusted EBITDA	$169,367	$77,498	$420,513	$260,208
(1) Restructuring charges of $3.1 million and $31.0 million in fiscal year 2025 and 2024 primarily include asset impairment charges of $2.9 million and $29.1 million, respectively.

	Q4 24	Q1 25	Q2 25	Q3 25	Q4 25
Net cash provided by operating activities	$218,045	$310,094	$396,421	$455,360	$483,718
Less: Purchases of property and equipment	(5,061)	(6,320)	(6,567)	(6,647)	(5,280)
Add/(Less): Effect of exchange rate changes on cash, cash equivalents and restricted cash	(9,746)	(5,328)	2,133	(5,706)	5,179
Free cash flow (TTM)	$203,238	$298,446	$391,987	$443,007	$483,617

Roku Q4 and Full Year 2025 Shareholder Letter